Exhibit 99.1

TreeHouse Foods, Inc. Reports Fourth Quarter and Full Year 2024 Results
Fourth Quarter Net Sales and Adjusted EBITDA Met Guidance
•TreeHouse delivered fiscal year 2024 results:
◦Net sales were $3,354.0 million
◦Net income from continuing operations of $26.9 million
◦Adjusted EBITDA1 was $337.4 million
•Fourth quarter results included:
◦Net sales of $905.7 million
◦Net income from continuing operations of $58.7 million
◦Adjusted EBITDA1 of $118.3 million
•Issued initial fiscal year 2025 outlook for adjusted net sales in a range of $3.340 billion to $3.400 billion, adjusted EBITDA2 in a range of $345 million to $375 million, and free cash flow2 of at least $130 million.

Oak Brook, IL, February 14, 2025 — TreeHouse Foods, Inc. (NYSE: THS) ("the Company") today reported results for the fourth quarter and full year ended December 31, 2024.

"We closed a challenging 2024 with sequentially improved net sales trends, gross profit margin, and Adjusted EBITDA margin, all of which were in-line with our updated expectations," said Steve Oakland, Chairman, Chief Executive Officer, and President. "Despite a slower macro environment and two significant supply chain issues, our teams made steady progress executing on our supply chain initiatives amidst a difficult consumer backdrop across food and beverage categories."

Mr. Oakland continued, "As a result the board and management are executing a plan to drive more profitable business through the organization, including making strategic decisions on margin management on new and existing business with a goal of prioritizing gross profit dollars. We are also focused on additional efficiency opportunities across the organization that, along with declining levels of capex as we complete growth-related investments, can drive improved profitability and cash flow. We believe these actions will position the business well in the near-term and provide the opportunity for significant operating leverage when our categories return to growth."

FOURTH QUARTER 2024 FINANCIAL RESULTS

Net Sales — Net sales for the fourth quarter of 2024 totaled $905.7 million compared to $910.8 million for the same period last year, a decrease of 0.6%. The change in net sales from 2023 to 2024 was due to the following:

	Three Months	Twelve Months
	(unaudited)	(unaudited)
Volume/mix	3.8%	(0.1)%
Facilities restoration impact	(2.8)	(1.5)
Product recall returns	(0.8)	(0.6)
Pricing	(0.7)	(1.7)
Foreign currency	(0.1)	(0.1)
Business acquisition	—	1.7
Total change in net sales	(0.6)%	(2.3)%
Product recall returns	0.8	0.6
Total change in adjusted net sales[1]	0.2%	(1.7)%

The change in net sales was nearly flat as volume/mix was positively impacted by strong performance in multiple categories including pretzels, in-store bakery, and cookies. However, this was offset by the impact of lost volume from the griddle product facility restoration following the related recall. Additionally, commodity-driven pricing adjustments in select categories contributed to the decrease.

Gross Profit — Gross profit as a percentage of net sales was 19.5% in the fourth quarter of 2024, compared to 16.7% in the fourth quarter of 2023, an increase of 2.8 percentage points. The increase is primarily due to the execution of supply chain savings initiatives, a $10.0 million insurance recovery related to the broth recall, and lower commodity costs. This was partially offset by the volume loss incurred during the griddle facility restoration following the frozen griddle product recall.

Total Operating Expenses — Total operating expenses were $96.4 million in the fourth quarter of 2024 compared to $109.7 million in the fourth quarter of 2023, a decrease of $13.3 million. The decrease in expense was primarily due to lower employee incentive compensation expense, a non-recurring impairment charge in the fourth quarter of 2023, lower severance expense, and lower freight costs. This was partially offset by a decrease of $6.5 million of TSA income as a result of exiting of certain TSA services.

Total Other Expense — Total other expense was $6.9 million in the fourth quarter of 2024 compared to $31.3 million in the fourth quarter of 2023, a decrease of $24.4 million. The decrease was primarily due to a favorable change of $34.3 million in non-cash mark-to-market impacts from hedging activities, largely driven by interest rate swaps. This was partially offset by unfavorable currency exchange rate impacts of $8.3 million between the U.S. and Canada. Additionally, interest income decreased $3.9 million, as the Note Receivable was repaid in the fourth quarter of 2023.

Income Taxes — Income taxes were recognized at an effective rate of 20.2% in the fourth quarter of 2024 compared to 40.7% recognized in the fourth quarter of 2023. The change in the Company’s effective tax rate is primarily driven by changes in the amounts of executive compensation that is not deductible for tax purposes and the impact of the jurisdictional mix of earnings on state income taxes.

Net Income from Continuing Operations and Adjusted EBITDA — Net income from continuing operations for the fourth quarter of 2024 was $58.7 million, compared to $6.4 million in the fourth quarter of 2023. Adjusted EBITDA1 from continuing operations was $118.3 million in the fourth quarter of 2024, compared to $108.4 million in the fourth quarter of 2023, an increase of $9.9 million. The increase is primarily due to supply chain savings initiatives.

Discontinued Operations — Net income from discontinued operations decreased by $1.1 million in the fourth quarter of 2024 compared to the fourth quarter of 2023. This is primarily due to a non-recurring gain on disposal adjustment of $1.1 million recognized in the fourth quarter of 2023 as a result of the divestiture of the Snack Bars business on September 29, 2023.

Net Cash Provided By Operating Activities From Continuing Operations — Net cash provided by operating activities from continuing operations was $265.8 million in 2024 compared to $157.3 million in 2023, an increase of $108.5 million in cash provided. The increase in net cash provided by operating activities was driven by improved working capital management, resulting in an increase in cash flows from accounts payable and from the sale of receivables.

Share Repurchase — During the fourth quarter of 2024, the Company repurchased approximately 1.7 million shares of common stock for a total of $61.0 million, excluding excise tax. The Company repurchased a total of 4.1 million shares of common stock for a total of $149.7 million during the year ended December 31, 2024. At the end of the fourth quarter, the Company had $393.5 million available under its share repurchase authorization.
OUTLOOK2

TreeHouse issued the following outlook and guidance for fiscal year 2025:

•Adjusted net sales in a range of $3.340 billion to $3.400 billion, which represents a decline of approximately 1% to growth of approximately 1% year-over-year driven by:
◦Volume/mix are expected to decline approximately 1% year-over-year due to:
▪Organic volume/mix decline approximately 1%;
▪Harris Tea volume benefit offset by previously announced decision to exit Ready-to-drink ("RTD") business and other margin management actions, along with one-time impact of frozen griddle product recall.
◦Pricing is expected to provide an approximately 1% benefit.
•Adjusted EBITDA from continuing operations is expected in a range of $345 million to $375 million.
•Net interest expense is expected in the range of $80 to $90 million.
•The Company expects capital expenditures of approximately $125 million.
•The Company expects free cash flow of at least $130 million.

In regard to the first quarter, TreeHouse expects the following:

•Adjusted net sales in a range of $785 million to $800 million, which is down approximately 3.5% at the mid-point year-over-year, driven by:
◦Volume/mix are expected to decline approximately 3% year-over-year due to:
▪Organic volume/mix are expected to be approximately flat;
▪Harris Tea volume benefit more than offset by one-time impact of frozen griddle product recall.
•Adjusted EBITDA from continuing operations in a range of $38 million to $46 million.

________________________________________________
1 Adjusted EBITDA, adjusted net sales, and free cash flow are non-GAAP financial measures. See "Comparison of Non-GAAP Information to GAAP Information" for the definitions of the Non-GAAP measures, information concerning certain items affecting comparability, and reconciliations of GAAP to Non-GAAP measures.

2 The Company is not able to reconcile prospective adjusted EBITDA from continuing operations or free cash flow, which are Non-GAAP financial measures, to the most comparable GAAP financial measures without unreasonable effort due to the inherent uncertainty and difficulty of predicting the occurrence, financial impact, and timing of certain items impacting GAAP results. These items include, but are not limited to, mark-to-market adjustments of derivative contracts, foreign currency exchange on the re-measurement of intercompany notes, or other non-recurring events or transactions that may significantly affect reported GAAP results.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s fourth quarter earnings will be held at 8:30 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company’s website at www.treehousefoods.com/investors/investor-overview/default.aspx

DISCONTINUED OPERATIONS

On October 3, 2022, the Company completed the sale of a significant portion of the Company’s Meal Preparation business, including pasta, pourable and spoonable dressing, preserves, red sauces, syrup, dry blends and baking, dry dinners, pie filling, pita chips and other sauces (the "Transaction"). Beginning in the third quarter of 2022, the business of the Transaction is presented as discontinued operations, and, as such, has been excluded from continuing operations for all periods presented.

On September 29, 2023, the Company completed the sale of its Snack Bars business (the "Snack Bars Transaction" or the "Snack Bars Business"). The Snack Bars Transaction represents a component of the single plan of disposal from the Company’s strategic review process, which also resulted in the divestiture of a significant portion of the Meal Preparation business during the fourth quarter of 2022. Beginning in the third quarter of 2023, the Snack Bars Business is presented as a component of discontinued operations and has been excluded from continuing operations for all periods presented.

COMPARISON OF NON-GAAP INFORMATION TO GAAP INFORMATION

The Company has included in this release measures of financial performance that are not defined by GAAP ("Non-GAAP"). A Non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s Consolidated Balance Sheets, Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income (Loss), Consolidated Statements of Stockholders' Equity, and the Consolidated Statements of Cash Flows. As described further below, the Company believes these measures provide useful information to the users of the financial statements.

For each of these Non-GAAP financial measures, the Company provides a reconciliation between the most directly comparable GAAP measure and the Non-GAAP measure, an explanation of why management believes the Non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the Non-GAAP measure. This Non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These Non-GAAP measures may be different from similar measures used by other companies.

Organic Net Sales

Organic net sales is defined as net sales excluding the impacts of business acquisitions, divestitures, and foreign currency. This information is provided in order to allow investors to make meaningful comparisons of the Company's sales between periods and to view the Company's business from the same perspective as Company management. The following table reconciles the Company's net sales for the three and twelve month periods ended December 31, 2024 as presented in the Consolidated Statements of Operations to organic net sales.

	Three Months	Twelve Months
	(unaudited, in millions)
2024 Net sales	$905.7	$3,354.0
Foreign currency	0.7	1.4
Business acquisitions	—	(57.9)
2024 Organic net sales	$906.4	$3,297.5

EBITDA from Continuing Operations, EBITDA from Continuing Operations Margin, Adjusted EBITDA from Continuing Operations, and Adjusted EBITDA from Continuing Operations Margin, Adjusting for Certain Items Affecting Comparability

EBITDA from continuing operations margin is defined as EBITDA from continuing operations as a percentage of net sales. Adjusted EBITDA from continuing operations margin is defined as adjusted EBITDA from continuing operations as a percentage of adjusted net sales. EBITDA from continuing operations represents net income from continuing operations before interest expense, interest income, income tax expense, and depreciation and amortization expense. Adjusted EBITDA from continuing operations reflects adjustments to EBITDA from continuing operations to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as product recalls and related costs, growth, reinvestment, and restructuring programs, acquisition, integration, divestiture, and related costs, impairment of assets, foreign currency exchange impact on the re-measurement of intercompany notes, mark-to-market adjustments on derivative contracts, and other items that may arise from time to time that would impact comparability, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. EBITDA from continuing operations, and adjusted EBITDA from continuing operations are performance measures commonly used by management to assess operating performance and incentive compensation, and the Company believes they are commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance between periods and as a component of our debt covenant calculations.
Adjusted Net Sales, Adjusted Cost of Sales, Adjusted Gross Profit, Adjusted Total Operating Expenses, Adjusted Operating Income, Adjusted Total Other Expense, Adjusted Income Tax Expense, Adjusted Net Income from Continuing Operations, and Adjusted Diluted Earnings Per Share from Continuing Operations, Adjusting for Certain Items Affecting Comparability
Adjusted net sales, adjusted cost of sales, adjusted gross profit, adjusted total operating expenses, adjusted operating income, adjusted total other expense, adjusted income tax expense, and adjusted net income from continuing operations represent their respective GAAP presentation line item adjusted for items such as product recalls and related costs, growth, reinvestment, and restructuring programs, acquisition, integration, divestiture, and related costs, impairment of assets, foreign currency exchange impact on the re-measurement of intercompany notes, mark-to-market adjustments on derivative contracts, and other items that may arise from time to time that would impact comparability. Management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. The Company has presented each of these adjusted Non-GAAP measures as a percentage of adjusted net sales compared to its respective reported GAAP presentation line item as a percentage of net sales. Adjusted diluted earnings per share from continuing operations ("Adjusted diluted EPS") is determined by dividing adjusted net income from continuing operations by the weighted average diluted common shares outstanding. Adjusted diluted EPS reflects adjustments to GAAP earnings per diluted share to identify items that, in management's judgment, significantly affect the assessment of earnings results between periods.
A full reconciliation between the relevant GAAP measure of reported net income from continuing operations for the three and twelve month periods ended December 31, 2024 and 2023 calculated according to GAAP, adjusted net income from continuing operations, and adjusted EBITDA from continuing operations is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

Free Cash Flow from Continuing Operations

In addition to measuring our cash flow generation and usage based upon the operating, investing, and financing classifications included in the Consolidated Statements of Cash Flows, we also measure free cash flow from continuing operations (a Non-GAAP measure) which represents net cash provided by operating activities from continuing operations less capital expenditures. We believe free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities such as funding acquisitions, repaying debt, repurchasing public debt, and repurchasing our common stock. A reconciliation between the relevant GAAP measure of cash provided by operating activities from continuing operations for the twelve months ended December 31, 2024 and 2023 calculated according to GAAP and free cash flow from continuing operations is presented in the attached tables.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading private label food and beverage manufacturer in North America. Our purpose is to engage and delight - one customer at a time. Through our customer focus and category experience, we strive to deliver excellent service and build capabilities and insights to drive mutually profitable growth for TreeHouse and for our customers. Our purpose is supported by investment in depth, capabilities and operational efficiencies which are aimed to capitalize on the long-term growth prospects in the categories in which we operate.

Additional information, including TreeHouse’s most recent Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

Contact:
Investor Relations
IR@treehousefoods.com

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words "believe," "estimate," "project," "expect," "anticipate," "plan," "intend," "foresee," "should," "would," "could," and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release. Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: risks related to quality issues, disruptions, or inefficiencies in our supply chain and/or operations; product recalls; loss or consolidation of key suppliers; raw material and commodity costs due to inflation; labor strikes or work stoppages; multiemployer pension plans; labor shortages and increased competition for labor; success of our growth, reinvestment, and restructuring programs; our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; competition; our ability to execute on our business strategy; our ability to continue to make acquisitions and execute on divestitures or effectively manage the growth from acquisitions; impairment of goodwill or long lived assets; changes and developments affecting our industry, including customer preferences and the prevalence of weight loss drugs; the outcome of litigation and regulatory proceedings to which we and/or our customers may be a party; changes in laws and regulations applicable to us; shareholder activism; disruptions in or failures of our information technology systems; geopolitical events; changes in weather conditions, climate changes, and natural disasters; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2023, and from time to time in our filings with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions, except per share data)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$289.6	$320.3
Receivables, net of allowance for credit losses of $0.5 in 2024 and $0.4 in 2023	146.8	175.6
Inventories	539.3	534.0
Prepaid expenses and other current assets	34.0	24.9
Total current assets	1,009.7	1,054.8
Property, plant, and equipment, net	748.6	737.6
Operating lease right-of-use assets	154.4	193.0
Goodwill	1,819.3	1,824.7
Intangible assets, net	212.9	257.4
Other assets, net	35.1	39.1
Total assets	$3,980.0	$4,106.6
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$602.5	$534.9
Accrued expenses	141.3	169.0
Current portion of long-term debt	1.1	0.4
Total current liabilities	744.9	704.3
Long-term debt	1,401.3	1,396.0
Operating lease liabilities	125.4	165.0
Deferred income taxes	105.8	111.4
Other long-term liabilities	53.7	65.1
Total liabilities	2,431.1	2,441.8
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10.0 shares authorized, none issued	—	—
Common stock, par value $0.01 per share, 90.0 shares authorized, 50.2 and 54.1 shares outstanding as of December 31, 2024 and 2023, respectively	0.6	0.6
Treasury stock	(385.4)	(234.2)
Additional paid-in capital	2,238.4	2,223.4
Accumulated deficit	(222.0)	(248.9)
Accumulated other comprehensive loss	(82.7)	(76.1)
Total stockholders’ equity	1,548.9	1,664.8
Total liabilities and stockholders’ equity	$3,980.0	$4,106.6

TREEHOUSE FOODS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net sales	$905.7	$910.8	$3,354.0	$3,431.6
Cost of sales	728.8	759.0	2,805.6	2,855.5
Gross profit	176.9	151.8	548.4	576.1
Operating expenses:
Selling and distribution	38.9	42.7	153.3	171.6
General and administrative	42.0	49.3	198.0	204.1
Amortization expense	12.1	12.1	48.6	48.2
Asset impairment	—	—	19.3	—
Other operating expense, net	3.4	5.6	26.1	5.3
Total operating expenses	96.4	109.7	445.3	429.2
Operating income	80.5	42.1	103.1	146.9
Other expense (income):
Interest expense	16.2	16.9	63.4	74.8
Interest income	—	(3.9)	(4.2)	(40.1)
Loss (gain) on foreign currency exchange	6.2	(2.1)	9.4	(1.4)
Other (income) expense, net	(15.5)	20.4	1.4	30.2
Total other expense	6.9	31.3	70.0	63.5
Income before income taxes	73.6	10.8	33.1	83.4
Income tax expense	14.9	4.4	6.2	24.4
Net income from continuing operations	58.7	6.4	26.9	59.0
Net income (loss) from discontinued operations	—	1.1	—	(5.9)
Net income	$58.7	$7.5	$26.9	$53.1

Earnings (loss) per common share - basic:
Continuing operations	$1.16	$0.12	$0.52	$1.06
Discontinued operations	—	0.02	—	(0.11)
Earnings per share basic (1)	$1.16	$0.14	$0.52	$0.95

Earnings (loss) per common share - diluted:
Continuing operations	$1.15	$0.12	$0.51	$1.05
Discontinued operations	—	0.02	—	(0.10)
Earnings per share diluted (1)	$1.15	$0.14	$0.51	$0.94

Weighted average common shares:
Basic	50.8	54.8	52.2	55.8
Diluted	51.2	55.3	52.6	56.4

(1) The sum of the individual per share amounts may not add due to rounding.

TREEHOUSE FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$26.9	$53.1
Net loss from discontinued operations	—	(5.9)
Net income from continuing operations	26.9	59.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	147.1	141.9
Asset impairment	19.3	—
Stock-based compensation	19.1	24.8
Unrealized (gain) loss on derivative contracts	(6.7)	15.1
Deferred income taxes	(7.5)	3.5
Deferred TSA income	—	(12.3)
Other, net	14.2	8.9
Changes in operating assets and liabilities, net of acquisitions and divestitures:
Receivables	28.1	(15.2)
Inventories	(10.5)	51.6
Prepaid expenses and other assets	(7.4)	5.3
Accounts payable	66.0	(82.4)
Accrued expenses and other liabilities	(22.8)	(42.9)
Net cash provided by operating activities - continuing operations	265.8	157.3
Net cash provided by operating activities - discontinued operations	—	—
Net cash provided by operating activities	265.8	157.3
Cash flows from investing activities:
Capital expenditures	(139.7)	(140.8)
Proceeds from sale of fixed assets	1.4	—
Acquisitions, net of cash acquired	—	(100.6)
Net cash used in investing activities - continuing operations	(138.3)	(241.4)
Net cash provided by investing activities - discontinued operations	—	468.1
Net cash (used in) provided by investing activities	(138.3)	226.7
Cash flows from financing activities:
Borrowings under Revolving Credit Facility	360.3	2,935.3
Payments under Revolving Credit Facility	(360.3)	(2,935.3)
Payments on finance lease obligations	(0.9)	(0.6)
Payment of deferred financing costs	(0.6)	—
Deferred payment from acquisition of seasoned pretzel capability	(4.0)	—
Repurchases of common stock	(149.7)	(100.0)
Payments related to stock-based award activities	(4.1)	(6.9)
Net cash used in financing activities - continuing operations	(159.3)	(107.5)
Net cash used in financing activities - discontinued operations	—	—
Net cash used in financing activities	(159.3)	(107.5)
Effect of exchange rate changes on cash and cash equivalents	1.1	0.8
Net (decrease) increase in cash and cash equivalents	(30.7)	277.3
Cash and cash equivalents, beginning of year	320.3	43.0
Cash and cash equivalents, end of year	$289.6	$320.3

	Year Ended December 31,
	2024	2023
Supplemental cash flow disclosures:
Interest paid	$85.2	$93.7
Net income taxes paid	10.2	19.3

Non-cash investing and financing activities:
Capital expenditures incurred but not yet paid	$17.5	$17.4
Right-of-use assets obtained in exchange for lease obligations	4.5	45.1
Accrued deferred financing costs	0.1	—
Note receivable increase from paid in kind interest	—	3.2
Note receivable purchase price adjustment reduction	—	(5.1)
Deferred payment from acquisition of seasoned pretzel capability	—	4.0
The following table reconciles the Company’s net income from continuing operations to EBITDA and adjusted EBITDA from continuing operations, for the three and twelve months ended December 31, 2024 and 2023.
TREEHOUSE FOODS, INC.
RECONCILIATION OF NET INCOME FROM CONTINUING OPERATIONS TO EBITDA AND ADJUSTED EBITDA FROM CONTINUING OPERATIONS
(Unaudited, in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net income from continuing operations (GAAP)	$58.7	$6.4	$26.9	$59.0
Interest expense	16.2	16.9	63.4	74.8
Interest income	—	(3.9)	(4.2)	(40.1)
Income tax expense	14.9	4.4	6.2	24.4
Depreciation and amortization	37.6	36.2	147.1	141.9
EBITDA from continuing operations (Non-GAAP)	127.4	60.0	239.4	260.0
Product recalls and related costs(1)	(1.6)	18.0	41.1	29.2
Growth, reinvestment, restructuring programs & other, excluding accelerated depreciation(2)	3.4	12.2	28.4	46.1
Impairment(3)	—	—	19.3	—
Acquisition, integration, divestiture, and related costs(4)	2.0	3.2	8.9	16.7
Foreign currency loss (gain) on remeasurement of intercompany notes(5)	4.8	(1.5)	7.0	(1.7)
Mark-to-market adjustments(6)	(17.7)	16.6	(6.7)	15.1
Shareholder activism(7)	—	—	—	0.3
Tax indemnification(8)	—	(0.1)	—	0.2
Adjusted EBITDA from continuing operations (Non-GAAP)	$118.3	$108.4	$337.4	$365.9

% of net sales
Net income from continuing operations margin	6.5%	0.7%	0.8%	1.7%
EBITDA from continuing operations margin	14.1%	6.6%	7.1%	7.6%

% of adjusted net sales
Adjusted EBITDA from continuing operations margin	13.0%	11.9%	10.0%	10.7%

During the three and twelve months ended December 31, 2024 and 2023, the Company entered into transactions that affected the year-over-year comparison of its financial results from continuing operations as follows:

(1)
Griddle Recall and Related Costs

On October 18, 2024, the Company initiated a voluntary recall of certain frozen waffle products produced at its Brantford, Ontario, Canada facility, and on October 22, 2024, the Company expanded its voluntary recall to include all products manufactured at the Brantford facility that are still within their shelf-life. For the three and twelve months ended December 31, 2024, the Company recognized charges of $9.5 million and $36.6 million, respectively, which includes $5.7 million and $21.0 million for product returns, non-cash inventory write-off adjustments of $(0.6) million and $7.4 million, plant shutdown charges of $6.5 million for both periods, and other costs, including logistics estimate adjustments, of $(2.1) million and $1.7 million, respectively.

Broth Recall and Related Costs

On September 22, 2023, the Company initiated a voluntary recall of certain broth products produced at its Cambridge, Maryland facility. Since the voluntary recall, the Company executed a turnaround plan to restore the facility operations. As a result of these restoration activities for the three and twelve months ended December 31, 2024, the Company incurred (benefits) costs of $(11.1) million and $4.5 million, respectively, which included an insurance recovery of $(10.0) million for both periods, plant shutdown charges of none and $8.9 million, other costs, including product returns and logistics of $0.1 million and $4.2 million, and non-cash inventory write-off adjustments of $(1.2) million and $1.4 million, respectively.

For the three and twelve months ended December 31, 2023, the Company incurred incremental costs related to the product recall of $18.3 million and $27.0 million, respectively. For the three months ended December 31, 2023, these costs include plant shutdown charges of $9.5 million, non-cash inventory write-offs of $8.8 million, and other costs which include a $(1.7) million adjustment to product return reserves and $1.7 million of third-party costs. For the twelve months ended December 31, 2023, these costs include plant shutdown charges of $12.5 million, non-cash inventory write-offs of $10.4 million, and other costs, including product returns and logistics, of $4.1 million.

Additionally, the Company recognized inventory write-off adjustments of $(0.3) million and $2.2 million for a packaging quality matter for the three and twelve months ended December 31, 2023, respectively.

(2)
The Company’s growth, reinvestment, and restructuring activities are part of an enterprise-wide transformation to improve long-term growth and profitability for the Company. For the three and twelve months ended December 31, 2024, the Company recognized $0.2 million of accelerated depreciation within the Company's growth, reinvestment, and restructuring activities as depreciation expense.

(3)
During the second quarter of 2024, the Company incurred $19.3 million of non-cash impairment charges related to property, plant, and equipment. The impairment is due to forecasted cash flow losses in the Ready-to-drink beverages business resulting in a decision to exit this business.

(4)
Acquisition, integration, divestiture, and related costs represents costs associated with completed and potential acquisitions, the related integration of the acquisitions, completed and potential divestitures, and gains or losses on the divestiture of a business. For the three and twelve months ended December 31, 2024, $2.0 million and $6.7 million were classified in General and administrative, none and $2.0 million were classified in Cost of sales, and none and $0.2 million were classified in Other operating expense, net, respectively.

During the three and twelve months ended December 31, 2023, $3.4 million and $15.0 million were classified in General and administrative, $(0.2) million and $0.8 million were classified in Cost of sales, and none and $0.9 million were classified in Other operating expense, net.

(5)	The Company has foreign currency denominated intercompany loans and incurred foreign currency gains/losses to re-measure the loans at quarter end. These amounts are non-cash and the loans are eliminated in consolidation.

(6)
The Company's derivative contracts are marked-to-market each period. The non-cash unrealized changes in fair value recognized in Other (income) expense, net within the Consolidated Statements of Operations are treated as Non-GAAP adjustments. As the contracts are settled, realized gains and losses are recognized, and only the mark-to-market impacts are treated as Non-GAAP adjustments.

(7)	The Company incurred fees related to shareholder activism which include directly applicable third-party advisory and professional service fees.

(8)	Tax indemnification represents the non-cash write off of indemnification assets that were recorded in connection with acquisitions from prior years. These write-offs arose as a result of the related uncertain tax position being released due to the statute of limitation lapse or settlement with taxing authorities.

The following tables reconcile the Company’s adjusted net sales, adjusted cost of sales, adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted total other expense, adjusted income tax expense, and adjusted net income to their most directly comparable GAAP measure, for three and twelve months ended December 31, 2024 and 2023.
TREEHOUSE FOODS, INC.
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31, 2024
	Net sales	Cost of sales	Gross profit	Total operating expenses	Operating income	Total other expense	Income tax expense	Net income from continuing operations
As reported (GAAP)	$905.7	$728.8	$176.9	$96.4	$80.5	$6.9	$14.9	$58.7
Adjustments:
Product recalls and related costs(1)	5.7	7.3	(1.6)	—	(1.6)	—	—	(1.6)
Growth, reinvestment, restructuring programs & other, including accelerated depreciation(2)	—	(0.2)	0.2	(3.4)	3.6	—	—	3.6
Acquisition, integration, divestiture, and related costs(4)	—	—	—	(2.0)	2.0	—	—	2.0
Foreign currency loss on remeasurement of intercompany notes(5)	—	—	—	—	—	(4.8)	—	4.8
Mark-to-market adjustments(6)	—	—	—	—	—	17.7	—	(17.7)
Taxes on adjusting items	—	—	—	—	—	—	1.2	(1.2)
As adjusted (Non-GAAP)	$911.4	$735.9	$175.5	$91.0	$84.5	$19.8	$16.1	$48.6

As reported (% of net sales)			19.5%	10.6%	8.9%	0.8%	1.6%	6.5%
As adjusted (% of adjusted net sales)			19.3%	10.0%	9.3%	2.2%	1.8%	5.3%

Earnings per share from continuing operations:
Diluted								$1.15
Adjusted diluted								$0.95

Weighted average common shares:
Diluted for net income from continuing operations								51.2
Diluted for adjusted net income from continuing operations								51.2

	Three Months Ended December 31, 2023
	Net sales	Cost of sales	Gross profit	Total operating expenses	Operating income	Total other expense	Income tax expense	Net income from continuing operations
As reported (GAAP)	$910.8	$759.0	$151.8	$109.7	$42.1	$31.3	$4.4	$6.4
Adjustments:
Product recalls and related costs(1)	(1.7)	(19.7)	18.0	—	18.0	—	—	18.0
Growth, reinvestment, restructuring programs & other(2)	—	—	—	(12.2)	12.2	—	—	12.2
Acquisition, integration, divestiture, and related costs(4)	—	0.2	(0.2)	(3.4)	3.2	—	—	3.2
Foreign currency gain on remeasurement of intercompany notes(5)	—	—	—	—	—	1.5	—	(1.5)
Mark-to-market adjustments(6)	—	—	—	—	—	(16.6)	—	16.6
Tax indemnification(8)	—	—	—	—	—	0.1	—	(0.1)
Taxes on adjusting items	—	—	—	—	—	—	12.0	(12.0)
As adjusted (Non-GAAP)	$909.1	$739.5	$169.6	$94.1	$75.5	$16.3	$16.4	$42.8

As reported (% of net sales)			16.7%	12.0%	4.6%	3.4%	0.5%	0.7%
As adjusted (% of adjusted net sales)			18.7%	10.4%	8.3%	1.8%	1.8%	4.7%

Earnings per share from continuing operations:
Diluted								$0.12
Adjusted diluted								$0.77

Weighted average common shares:
Diluted for net income from continuing operations								55.3
Diluted for adjusted net income from continuing operations								55.3

	Twelve Months Ended December 31, 2024
	Net sales	Cost of sales	Gross profit	Total operating expenses	Operating income	Total other expense	Income tax expense	Net income from continuing operations
As reported (GAAP)	$3,354.0	$2,805.6	$548.4	$445.3	$103.1	$70.0	$6.2	$26.9
Adjustments:
Product recalls and related costs(1)	23.3	(17.8)	41.1	—	41.1	—	—	41.1
Growth, reinvestment, restructuring programs & other, including accelerated depreciation(2)	—	(1.9)	1.9	(26.7)	28.6	—	—	28.6
Impairment(3)	—	—	—	(19.3)	19.3	—	—	19.3
Acquisition, integration, divestiture, and related costs(4)	—	(2.0)	2.0	(6.9)	8.9	—	—	8.9
Foreign currency loss on remeasurement of intercompany notes(5)	—	—	—	—	—	(7.0)	—	7.0
Mark-to-market adjustments(6)	—	—	—	—	—	6.7	—	(6.7)
Taxes on adjusting items	—	—	—	—	—	—	24.6	(24.6)
As adjusted (Non-GAAP)	$3,377.3	$2,783.9	$593.4	$392.4	$201.0	$69.7	$30.8	$100.5

As reported (% of net sales)			16.4%	13.3%	3.1%	2.1%	0.2%	0.8%
As adjusted (% of adjusted net sales)			17.6%	11.6%	6.0%	2.1%	0.9%	3.0%

Earnings per share from continuing operations:
Diluted								$0.51
Adjusted diluted								$1.91

Weighted average common shares:
Diluted for net income from continuing operations								52.6
Diluted for adjusted net income from continuing operations								52.6

	Twelve Months Ended December 31, 2023
	Net sales	Cost of sales	Gross profit	Total operating expenses	Operating income	Total other expense	Income tax expense	Net income from continuing operations
As reported (GAAP)	$3,431.6	$2,855.5	$576.1	$429.2	$146.9	$63.5	$24.4	$59.0
Adjustments:
Product recalls and related costs(1)	1.3	(27.9)	29.2	—	29.2	—	—	29.2
Growth, reinvestment, restructuring programs & other(2)	—	—	—	(46.1)	46.1	—	—	46.1
Acquisition, integration, divestiture, and related costs(4)	—	(0.8)	0.8	(15.9)	16.7	—	—	16.7
Foreign currency gain on remeasurement of intercompany notes(5)	—	—	—	—	—	1.7	—	(1.7)
Mark-to-market adjustments(6)	—	—	—	—	—	(15.1)	—	15.1
Shareholder activism(7)	—	—	—	(0.3)	0.3	—	—	0.3
Tax indemnification(8)	—	—	—	—	—	(0.2)	—	0.2
Taxes on adjusting items	—	—	—	—	—	—	25.7	(25.7)
As adjusted (Non-GAAP)	$3,432.9	$2,826.8	$606.1	$366.9	$239.2	$49.9	$50.1	$139.2

As reported (% of net sales)			16.8%	12.5%	4.3%	1.9%	0.7%	1.7%
As adjusted (% of adjusted net sales)			17.7%	10.7%	7.0%	1.5%	1.5%	4.1%

Earnings per share from continuing operations:
Diluted								$1.05
Adjusted diluted								$2.47

Weighted average common shares:
Diluted for net income from continuing operations								56.4
Diluted for adjusted net income from continuing operations								56.4

TREEHOUSE FOODS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW FROM CONTINUING OPERATIONS
(Unaudited, in millions)

	Twelve Months Ended December 31,
	2024	2023
Cash flow provided by operating activities from continuing operations	$265.8	$157.3
Less: Capital expenditures	(139.7)	(140.8)
Free cash flow from continuing operations	$126.1	$16.5